As filed with the Securities and Exchange Commission On August 28, 1997
                                                 Registration No. 333-
                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                              ______________
                                 FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               _____________
                          CFM TECHNOLOGIES, INC.
          (Exact name of registrant as specified in its charter)

      Pennsylvania              3559               23-2786977
----------------------- --------------------  -----------------------
(State or other          (Primary Standard     (I.R.S. Employer
 jurisdiction of          Industrial           Identification
 incorporation           Classification        No.)
 or organization)        Code Number)

                           1336 Enterprise Drive
                     West Chester, Pennsylvania  19380
                              (610) 696-8300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Lorin J. Randall, Vice President
                          CFM Technologies, Inc.
                           1336 Enterprise Drive
                     West Chester, Pennsylvania  19380
                              (610) 696-8300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                Copies to:
                           Justin P. Klein, Esq.
                           Steven J. Feder, Esq.
                     Ballard Spahr Andrews & Ingersoll
                      1735 Market Street, 51st Floor
                     Philadelphia, Pennsylvania  19103
                              (215) 665-8500
                           ____________________
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: X
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If delivery of the prospectus is expected to be made pursuant to
434, please check the following box.
                         ____________________________

                      CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------
--------------------   -------------------------    -----------------------
Title of each class      Amount to be registered     Proposed maximum
of securities to be                                  offering per share(1)
registered

  Common Stock              205,583 Shares                $30.0625


-----------------------------------------------
--------------------   ------------------------
Proposed maximum        Amount of registration
aggregate               fee(1)

offering price(1)

 $6,180,338.94                $1,872.83


(1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sale prices of the Registrant's Common Stock on August 26, 1997 as reported on the Nasdaq Stock Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

------------------------------------------------------------------
 Information contained herin is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.



          SUBJECT TO COMPLETION, DATED AUGUST 28, 1997

PROSPECTUS

                         205,583 Shares

                     CFM TECHNOLOGIES, INC.
                          Common Stock
                    (no par value per share)

     This Prospectus relates to 205,583 shares of common stock, no par value per share ("Common Stock"), of CFM Technologies, Inc., a Pennsylvania corporation ("CFM" or the "Company"), which are being offered for sale from time to time by certain shareholders of the Company (the "Selling Shareholders"). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock being offered hereby (the "Shares"). The Shares have been, or will be, acquired from the Company by the Selling Shareholders pursuant to the exercise of certain stock option agreements (the "Options") for which the Company will receive payment of the exercise price for the Options. The Selling Shareholders directly, through agents designated from time to time, or through brokers, dealers or underwriters to be designated, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific number of Shares to be sold, the purchase price and public offering price, the names of any such agent, broker, dealer or underwriter, and any applicable commission or discount with respect to the particular offer will be set forth in a supplement to this Prospectus.

     The expenses of registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), will be paid by the Company. The Selling Shareholders will, however, bear the expense of any transfer taxes and underwriting discounts and commissions applicable to the Shares sold by them. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities under the Securities Act.

     The Selling Shareholders and any brokers, dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is traded on the Nasdaq Stock Market under the symbol "CFMT." On August __, 1997, the last reported sale price of the Common Stock was $__ per share.

     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE
DISCUSSION UNDER "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS
PROSPECTUS.

         _____________________________________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is August __, 1997.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                       __________________

                       TABLE OF CONTENTS
                       __________________
                                                             Page


AVAILABLE INFORMATION                                           2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                 3
PROSPECTUS SUMMARY                                              4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS               6
RISK FACTORS                                                    6
USE OF PROCEEDS                                                14
DIVIDEND POLICY                                                14
DESCRIPTION OF CAPITAL STOCK                                   15
SHARES ELIGIBLE FOR FUTURE SALE                                16
RECENT DEVELOPMENTS                                            17
SELLING SHAREHOLDERS                                           17
PLAN OF DISTRIBUTION                                           20
LEGAL MATTERS                                                  22
EXPERTS                                                        22


                     AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act with respect to the Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy statement, information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its office at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's internet web site at http://www.sec.gov. Shares of the Common Stock are traded on the Nasdaq Stock Market. Such reports, proxy statement, information statements and other information can also be inspected and copied at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     As used in this Prospectus all references to fiscal years refer to the Company's fiscal years ended on October 31.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-27498) are incorporated herein by reference:

             (i) the Company's Annual Report on Form 10-K
                 for the fiscal year ended October 31, 1996;

            (ii) the Company's Proxy Statement, dated
                 February 13, 1997, for the annual meeting of shareholders held on March 11, 1997;

           (iii) the Company's Quarterly Report on Form
                 10-Q for the quarter ended January 31, 1997, as amended by Form 10-Q/A, filed June 2, 1997

            (iv) the Company's Quarterly Report on Form
                 10-Q for the quarter ended April 30, 1997; and

             (v) the Company's Current Report on Form 8-K
                 dated April 25, 1997.

     All other documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the information incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Lorin J. Randall, Vice President, Chief Financial Officer, Treasurer and Secretary of CFM Technologies, Inc., 1336 Enterprise Drive, West Chester, Pennsylvania 19380, telephone
(610) 696-8300.
                       PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and the documents incorporated herein by reference. All references in this Prospectus to fiscal years refer to the Company's fiscal years ended on October 31.


                          The Company

     CFM Technologies, Inc. ("CFM" or the "Company") designs, manufactures and markets advanced wet processing equipment for sale to the worldwide semiconductor and flat panel display ("FPD") industries. The Company's products are based on its patented Full-Flow enclosed processing and Direct-Displacement drying technologies and are designed to perform various critical cleaning and etching and photoresist stripping process steps in the manufacture of semiconductors and FPDs.

     As integrated circuits ("ICs") become increasingly complex and linewidths continue to decrease, the cost of advanced fabrication equipment escalates. Therefore, semiconductor manufacturers are increasingly focused on the cost of owning a particular piece of process equipment compared to competing systems. Determining such cost of ownership ("COO") involves measuring a variety of factors, including acquisition and installation costs, yield, throughput and the use of consumables and facility floor space. Similar trends characterize the market for the FPD industry. Manufacturers of FPDs are focused on equipment that can help to achieve higher resolutions, lower power consumption, improved brightness and clearer images.

     The Company believes that its patented Full-Flow enclosed processing and Direct-Displacement drying technologies enable it to provide wet processing systems that address a variety of limitations inherent in conventional systems, including wet benches and spray tools, resulting in a significantly lower COO for the Company's Full-Flow systems. The Company's Full-Flow systems automatically load wafers or FPD substrates into a fully-enclosed, flow-optimized processing vessel, which isolates them during processing from the damaging effects of exposure to cleanroom air and associated contaminants. As a result, particle contamination is substantially reduced, watermark defects and native oxide growth are substantially eliminated and process control is improved. In addition, the fully-enclosed processing vessel substantially reduces the use of water and process chemicals. Also, the modular design of the Full-Flow system enables flush mounting in the cleanroom wall, with the majority of the floor space occupied by the system components located outside the cleanroom environment, minimizing the use of expensive cleanroom floor space.

     In 1990, the Company sold its first Full-Flow system for use in a semiconductor production line. To date, the Company has sold over 90 Full-Flow systems to more than 25 semiconductor and FPD manufacturers. The Company's customers include: GEC Plessey, LG International (America) and related entities ("LG"), Motorola, National Semiconductor, Samsung, SGS-Thomson Microelectronics, Siemens, Texas Instruments and Tower Semiconductor. Full-Flow systems can currently be configured with either one or two vessels that are capable of processing either 50 or 100 5-inch, 6-inch or 8-inch wafers each. 100-wafer systems, which the Company began to ship in April 1996, address the cost-sensitive photoresist strip market as well as other wet processing applications. In addition, the Company believes its Full-Flow technology is well-suited for cleaning and precise etching applications in the manufacture of FPDs, and provides significant COO advantages over competing FPD wet processing technologies.
The Company has developed and shipped ten FPD processing systems based on its Full-Flow platform. In addition, the Company received a $16.1 million order for six FPD Systems from LG in the first quarter of fiscal 1997 and has commenced delivery of these systems.

     The Company's objective is to capitalize on the inherent COO advantages of its Full-Flow systems to become a leading supplier of advanced wet processing equipment to the worldwide semiconductor and FPD industries. The Company's Full-Flow systems are based on a modular design and can be configured using a variety of process and support modules. By basing new process applications on its proprietary Full-Flow platform, the Company can focus primarily on the development and optimization of the applications' process recipes, which the Company believes significantly reduces the time and cost associated with entering new wet processing market segments.

                          The Offering

Common Stock outstanding as of July 21, 1997(1)       7,881,589 shares
Shares offered by the Selling Shareholders(2)           205,583 shares
Common Stock to be outstanding assuming the sale
of all of the Shares(3)                               8,087,172 shares
Nasdaq Stock Market symbol                            CFMT

(1) Excludes 1,042,377 shares of Common Stock issuable upon the exercise of outstanding stock options as of July 21, 1997 of which options to purchase 492,667 shares of Common Stock were then exercisable. See "Shares Eligible for Future Sale."

(2) The Shares offered hereby may be acquired from the Company by the Selling Shareholders upon the exercise of the Options. See "Selling Shareholders."

(3) Assumes the exercise of the Options. Excludes 836,794 shares of Common Stock issuable upon the exercise of the remaining outstanding stock options as of July 21, 1997 of which options to purchase 287,084 shares of Common Stock were then exercisable. See "Selling Shareholders" and "Shares Eligible for Future Sale."


       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements in this Prospectus including those concerning the Company's expectations of future sales, gross profits, research, development and engineering expenses, selling, general and administrative expenses, product introductions and cash requirements include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, actual results may vary materially from such expectations. Factors which could cause actual results to differ from expectations include variations in the level of orders, which can be affected by general economic conditions and growth rates in the semiconductor and FPD manufacturing industries, and in the markets served by the Company's customers, international economic and political climates, difficulties or delays in product functionality or performance, the delivery performance of sole source vendors, the timing of future product releases, failure to respond adequately to either changes in technology or customer preferences, changes in pricing by the Company or its competitors, ability to manage growth, risk of nonpayment of accounts receivable, changes in budgeted costs and failure to realize a successful outcome to pending patent litigation, all of which constitute significant risks. For a description of additional risks, see "Risk Factors" beginning on this page. There can be no assurance that the Company's results of operations will not be adversely affected by one or more of these factors.


                          RISK FACTORS

     In addition to other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock.

Fluctuations in Operating Results

     The Company has derived substantially all of its net sales from the sale of a limited number of wet processing systems which typically have list prices ranging from approximately $0.9 million to $3.2 million per system. At the Company's current revenue level, each sale or failure to make a sale can have a material effect on the Company. A cancellation, rescheduling or delay in a shipment of even one system in a particular quarter may cause net sales in that quarter to fall significantly below the Company's expectations and thus may materially adversely affect the Company's operating results for such quarter. Other factors which may lead to fluctuations in the Company's quarterly and annual operating results include: market acceptance of the Company's systems and its customers' products; the number of systems being manufactured during any particular period; the geographic mix of sales; the mix of sales by distribution channel; the timing of announcement and introduction of new systems by the Company and its competitors; a downturn in the market for personal computers or other products incorporating semiconductors and FPDs; variations in the types of systems sold; product discounts and changes in pricing; delays in deliveries from suppliers; delays in orders due to customers' financial difficulties; and volatility in the semiconductor and FPD industries and the markets served by the Company's customers. Also, customers may face competing capital budget considerations, thus making the timing of customer orders uneven and difficult to predict. Many of the factors listed above are beyond the control of the Company. In addition, continued investments in research, development and engineering and the development of a worldwide sales, marketing and customer satisfaction organization will result in significantly higher fixed costs. There can be no assurance that the Company will be able to achieve a rate of growth or level of sales in any future period commensurate with its level of expenses. The impact of these and other factors on the Company's operating results in any future period cannot be forecast with any degree of certainty. Due to the foregoing factors, it is likely that in some future quarter or quarters the Company's operating results may be below the expectations of analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

Acceptance by Customers of New Technology

     The Company's products all rely upon proprietary technology to accomplish wet chemical processing during semiconductor or FPD manufacturing, which technology is significantly different from the technological approaches in current usage for these processes. Most of the Company's competitors make use of established technology with competitive product variations. The semiconductor industry is especially resistant to the introduction of changes in process or approach in a manufacturing cycle which is quite long (up to twelve weeks), consists of many separate process events (up to 300 or more) and suffers from limited control measurement points during the overall fabrication process. Accordingly, managers of semiconductor and FPD fabrication facilities ("fabs") have exhibited a strong resistance to changing equipment and have been reluctant to embrace new technology, including the Company's Full-Flow systems. Because a substantial investment is required by semiconductor and FPD manufacturers to install and integrate capital equipment into production lines, these manufacturers will tend to choose suppliers based on past relationships, product compatibility and proven operating performance. Once a manufacturer has selected a particular vendor's capital equipment, the Company believes that the manufacturer generally relies upon that equipment for a specific production line application and frequently will attempt to consolidate related capital equipment purchases with the same vendor, to the degree that such consolidation is possible. Many semiconductor and FPD manufacturers continue to extract marginal improvements from existing wet processing technology in order to address issues such as increases in feature density, reductions in linewidth and planned increases in wafer and substrate size. Thus, there can be no assurance that the Company's products will achieve broad market acceptance.

Customer Concentration

     Historically, relatively few customers have accounted for a substantial portion of the Company's net sales. Sales to LG, IBM, SGS-Thompson Microelectronics and Motorola accounted for approximately 29.1%, 25.3%, 19.0% and 10.8%, respectively, totalling 84.2% of net sales in fiscal 1996. In the first six months of fiscal 1997, sales to ProMos Technologies, IBM, Siemens and Macronix accounted for approximately 16.5%, 16.3%, 14.0% and 12.9%, respectively, totalling 59.7% of net sales for such period. The Company expects a significant portion of its future sales to remain concentrated within a limited number of customers. The Company's arrangements with its customers are generally on a purchase order basis and not pursuant to long-term contracts. There can be no assurance that the Company will be able to retain its major customers or that such customers will not cancel or reschedule orders or that canceled orders will be replaced by other sales. A reduction or delay in orders from any of the Company's significant customers, including reductions or delays due to market economic or competitive conditions in the semiconductor or FPD industries, or the loss of any such customers, could have a material adverse effect upon the Company's results of operations.

Sole or Limited Sources of Supply

     The Company relies to a substantial extent on outside vendors to manufacture and supply many of the components and subassemblies used in the Company's systems. Certain of these components and subassemblies are obtained from a sole supplier or a limited group of suppliers, many of which are small, independent companies. Moreover, the Company believes that certain of these components and subassemblies can only be obtained from its current suppliers. The Company's reliance on outside vendors generally and a sole or a limited group of suppliers in particular, involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing and timely delivery and quality of components. The Company has experienced and continues to experience some reliability and quality problems with certain key components and subassemblies provided by single source suppliers. Because the manufacture of certain of these components and subassemblies is a complex process and requires long lead times, there can be no assurance that delays or shortages caused by suppliers will not occur. The process of obtaining and qualifying replacement suppliers could be lengthy, and no assurance can be given that any additional sources would be available to the Company on a timely basis or at all. Any inability to obtain adequate deliveries of components and subassemblies that conform to the Company's reliability and quality requirements or any other circumstance that would require the Company to seek alternate sources of supply or, if possible, to manufacture such components internally could delay the Company's ability to ship its systems and could have a material adverse effect on the Company.

Dependence on Limited Product Offerings

     To date, the Company's net sales have consisted primarily of sales to the semiconductor industry. The Company has developed a version of its Full-Flow system for use in FPD manufacturing. While sales of Full-Flow systems for FPD applications have became increasingly significant, there can be no assurance that the Company will be successful in maintaining or expanding these product sales. The ability of the Company to diversify its operations through the introduction and sale of system enhancements with new applications is dependent upon the success of the Company's continuing research, development and engineering activities, as well as its marketing efforts. The Company's continued sales growth will depend upon achieving market acceptance of its Full-Flow systems and future products. There can be no assurance that the Company will be able to develop, introduce or market new systems or system enhancements in a timely or cost-effective manner or that any such systems or enhancements will achieve market acceptance.

Dependence upon Product Development

     The markets in which the Company and its customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. In order to remain competitive in the future, the Company will need to develop and commercialize additional cleaning and etching processes based on its Full-Flow platform. Further, the Company will need to develop new products which are capable of supporting customers' increasingly complex process requirements and which compete effectively on the basis of overall COO, including process performance and capital productivity. The market for FPD manufacturing equipment presents an additional challenge as the technology is at an earlier stage and subject to more rapid evolution. The success of new system introduction is dependent on a number of factors, including timely completion of new system designs, system performance and market acceptance, and may be adversely affected by manufacturing inefficiencies associated with the start up of such new introductions and the challenge of producing systems in volume which meet customer requirements. Because it is generally not possible to predict the time required and costs involved in reaching certain research, development and engineering objectives, actual development costs could exceed budgeted amounts and estimated product development schedules may require extension. Any delays or additional development costs could have a material adverse effect on the Company's business and results of operations. There can be no assurance that the Company will successfully develop and introduce new products or enhancements to its existing products on a timely basis or in a manner which satisfies or achieves widespread market acceptance.

     Because of the large number of components in, and the complexity of, the Company's systems, significant delays can occur between the introduction of systems or system enhancements and the commencement of commercial shipments. The Company has from time to time experienced delays in the introduction of, and, certain technical and manufacturing difficulties with, certain of its systems and enhancements, and may experience such delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. The Company's inability to overcome such difficulties, to meet the technical specifications of any new systems or enhancements, or to manufacture and ship these systems or enhancements in volume and in a timely manner, would materially and adversely affect the Company's business and results of operations, as well as its customer relationships. In addition, the Company from time to time incurs unanticipated costs to ensure the functionality and reliability of its products early in their life cycles, which costs can be substantial. If new products or enhancements experience reliability or quality problems, the Company could encounter a number of difficulties, including reduced orders, higher manufacturing costs, delays in collection of accounts receivable and additional service and warranty expenses, all of which could materially adversely affect the Company's business and results of operations.

Management of Growth

     The Company is currently undergoing a period of rapid growth. To accommodate this growth, the Company is in the process of implementing a variety of new and upgraded operating and financial systems, procedures and controls. There can be no assurance that such efforts can be accomplished successfully, or that the Company's systems, procedures and controls will be adequate to support the Company's operations. The Company also faces the task of identifying, recruiting, training and integrating new employees quickly enough to keep pace with its rapid growth. Many of the positions which are critical to supporting the Company's growth require experience with semiconductor capital equipment. The recent overall growth of the semiconductor capital equipment industry has made the recruitment of such experienced personnel difficult. The Company's growth may also strain the Company's management, manufacturing, financial and other resources. Any failure to expand these areas in an efficient manner could have a material adverse effect on the Company. The Company has significantly increased its operations to support increased revenues, including the hiring of additional personnel, and has made and expects to continue to make substantial investments in research, development and engineering and in sales and marketing to support product development. There can be no assurance that the Company will be able to achieve a rate of growth or level of sales in any future period commensurate with its level of expenses. The Company has recently leased an additional facility and anticipates that additional manufacturing capacity may be required. The need to acquire additional remote facilities could be disruptive and could have a material adverse effect on the Company.

Dependence upon Personnel

     The success of the Company depends to a large extent upon the efforts of key managerial and technical employees. The loss of services of any of these persons could have a material adverse effect on the Company. The Company has not entered into written employment agreements with any of its executive officers other than its chief financial officer, nor does the Company maintain key man life insurance on any of its personnel.

     In addition, the success of the Company will also depend upon its ability to attract and retain qualified employees, particularly highly skilled design and process engineers involved in the manufacture of existing systems, the development of new applications and systems and the installation, training and maintenance related to those systems already installed at customer sites. There can be no assurance that the Company will be successful in recruiting, training, integrating and retaining the necessary personnel to support its anticipated growth. The failure to do so could have a material adverse effect on the Company's results of operations.

Lengthy Sales Cycle

     Sales of the Company's systems depend upon the decision of a prospective customer either to increase manufacturing capacity or change its established manufacturing process. These decisions typically involve significant capital commitments or a change in process approach, which may require the approval of senior management. The amount of time from the initial contact with the customer to the first order is typically one to two years. The Company's ability to obtain orders from potential customers has depended in the past and may continue to depend in the future upon customers purchasing a new system in order to evaluate Full-Flow and Direct-Displacement drying technologies as an alternative to existing wet processing technologies. For many potential customers, decisions to undertake such evaluations occur infrequently. The Company often experiences delays in finalizing further system sales while the customer evaluates and receives approvals for the purchase of additional systems. Such delays may include the time necessary to plan, design or complete a new or expanded fab. Due to these factors, the Company's systems typically have a lengthy sales cycle during which the Company may expend substantial funds and management effort.
There can be no assurance that any of these expenditures or efforts on the part of the Company will result in sales.

Volatility of the Semiconductor Industry

     The Company's business depends, in significant part, upon capital expenditures by manufacturers of semiconductor devices, which in turn depend upon the current and anticipated market demand for such devices and the products utilizing such devices. The semiconductor industry has been highly volatile and historically has experienced periods of oversupply, resulting in significantly reduced demand for capital equipment, including wet processing systems. In late 1995 and in 1996, a number of semiconductor manufacturers experienced a reduction in order growth and, in a few instances, a reduction in overall orders. These events have caused certain semiconductor manufacturers to postpone or cancel equipment deliveries to previously planned expansion or new fab construction projects. In addition, certain market analysts project an overall reduction in expenditures for semiconductor capital equipment in 1997. There can be no assurance that further order cancellations or reductions in order growth or overall orders for semiconductors will not have a material adverse effect upon the Company's business or results of operations. The Company believes that the FPD market may be similarly volatile. The need for continued investment in research, development and engineering, marketing and customer satisfaction activities may limit the Company's ability to reduce expenses in response to future downturns in the semiconductor or FPD industries. The Company's net sales and results of operations could be materially and adversely affected if downturns or slowdowns in the semiconductor or FPD markets occur in the future.

International Sales

     Sales to customers located outside the United States accounted for approximately 63.1% of the Company's net sales in fiscal 1996 and approximately 61.1% of the Company's net sales for the first six months of fiscal 1997. The Company anticipates that such international sales are subject to numerous risks, including United States and international regulatory requirements and policy changes, political and economic instability, increased installation costs, difficulties in accounts receivable collection, exchange rate fluctuations, tariffs and other barriers, extended payment terms, difficulty in staffing and managing international operations, dependence on and difficulties in managing international distributors or representatives and potentially adverse tax consequences. Furthermore, although the Company endeavors to meet technical standards established by foreign regulatory bodies, there can be no assurance that the Company will be able to comply with such standards in the future. In addition, the laws of certain other countries may not protect the Company's intellectual property to the same extent as the laws of the United States. As part of its efforts to penetrate the East Asia market, the Company has entered into a sales agency agreement with ANAM Technology America,Inc. ("ANAM") in Korea (since 1996 with ANAM and 1991 with an affiliate of ANAM), a distribution agreement with Innotech Corporation ("Innotech") in Japan in 1992 and a sales representation agreement with Ampoc Far East Company Limited ("AMPOC") in Taiwan in 1996. Although management believes that it maintains good relationships with ANAM, Innotech and AMPOC, there can be no assurance that these relationships will continue. In the event of a termination of any of the Company's existing representation, agency or distribution arrangements, the Company's international sales could be adversely affected. Although the Company's sales are predominantly denominated in United States dollars, to the extent that the Company expands its international operations or changes its pricing to denominate prices in international currencies, the Company will be exposed to increased risk of currency fluctuation. Additionally, a strengthening in the value of the United States dollar in relation to international currencies may adversely affect the Company's future sales to international customers. There can be no assurance that any of these factors will not have a material adverse effect on the Company.

Highly Competitive Industry

     The Company faces substantial competition in its market segments from both established competitors and potential new entrants. The Company believes that the primary competitive factors in the markets in which the Company competes are yield, throughput, capital and direct costs, system performance, size of installed base, breadth of product line and customer satisfaction, as well as customer commitment to competing technologies. Most of the Company's competitors have been in business longer than the Company, offer traditional wet processing technology, and have broader product lines, more experience with high volume manufacturing, broader name recognition, substantially larger installed bases and significantly greater financial, technical and marketing service and support resources than the Company. In the semiconductor wet processing market, the Company competes primarily with Dainippon Screen, FSI International, SCP Global Technologies, Steag MicroTech, SubMicron Systems, Tokyo Electron Limited, and Verteq. In the FPD wet processing market, the Company competes primarily with Dainippon Screen and Semitool. There can be no assurance that the Company will overcome the established positions of these competitors or that the Company's competitors will not develop enhancements to or future generations of competitive products that will offer price and performance features that are superior to the Company's systems. The Company believes that in order to remain competitive, it must invest significant financial resources in developing new product features and enhancements and in maintaining customer satisfaction worldwide. In marketing its products, the Company will face competition from suppliers employing new technologies in order to extend the capabilities of competitive products beyond their current limits or increase their productivity. In addition, increased competitive pressure could lead to intensified price-based competition, resulting in lower prices and margins, which would materially and adversely affect the Company's business and results of operations.

Intellectual Property Rights

     The Company relies on a combination of patents, copyrights, trademarks and trade secrets, non-disclosure agreements and other forms of intellectual property protection to protect its proprietary technology. Although the Company believes that its patents and trademarks may have value, the Company believes that its future success will depend primarily on the innovation, technical expertise and marketing abilities of its personnel.
The Company currently has 36 issued patents, patent applications awaiting notice of final issuance, pending and/or under evaluation in the United States in the United States and various foreign jurisdictions. The Company is currently asserting its patent rights in litigation against three defendants, alleging inducement of infringement and contributory infringement of one of the Company's patents. The defendants have denied infringement and asserted, among other things, that the patent at issue is invalid, and one of the defendants has asserted that the patent is unenforceable. There can be no assurance that any claim in the subject patent will be adjudged to encompass use of the defendants' products or that the subject patent will not be found to be unenforceable or invalid during prosecution of the actions. The Company is also a defendant in a lawsuit which seeks a declaratory judgment of patent noninfringement and invalidity of one of the Company's patents. There can be no assurances that the Company will prevail in either of these actions. A finding of invalidity or unenforceability could result in the Company's competitors developing products using the Company's proprietary technology, which in turn could have a material adverse effect on the Company. The Company believes that these actions, even if completely successful, will be costly to the Company in terms of both financial and management resources.

     There can be no assurance that additional patents will be issued on the Company's pending or future applications or that competitors will not be able legitimately to ascertain proprietary information embedded in the Company's products which is not covered by patent or copyright. In such cases, the Company may be precluded from preventing its competitors from making use of such information. There are no pending lawsuits or claims against the Company regarding infringement of any existing patents or other intellectual property rights of others. There can be no assurance, however, that such infringement clams will not be asserted in the future, nor can there be any assurance, if such clams are made, that the Company will be able to defend such claims successfully or, if necessary, obtain licenses on reasonable terms or at all. Adverse determinations in any litigation naming the Company could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling its systems. Any of these events could have a material adverse effect on the Company.

Environmental Regulation

     The Company is subject to a variety of federal, state and local laws, rules and regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during its research, development and engineering activities. Failure to so comply with applicable environmental requirements could result in substantial liability to the Company, suspension or cessation of the Company's operations, restrictions on the Company's ability to expand its operations or requirements for the acquisition of additional equipment or other significant expense, any of which could have a material adverse effect on the Company.

Effect of Certain Anti-Takeover Provisions

     The Company's Articles of Incorporation, as amended, and the Pennsylvania Business Corporation Law contain certain provisions which could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such a transaction would be beneficial to the interests of the shareholders, or could discourage a third party from attempting to acquire control of the Company. The Company has authorized 1,000,000 shares of Preferred Stock, which the Company could issue without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The Company has no current plans to issue any Preferred Stock. In addition, provisions of the Pennsylvania Business Corporation Law prohibit the Company from engaging in certain business combinations and allow holders of the Company's voting stock to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of 20% of the voting stock of the Company). These provisions could have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of holders of Common Stock.
In April 1997, the Company adopted a shareholder rights plan, as a result of which rights were issued which will become exercisable only in the event, with certain exceptions, an acquiring party accumulates, or announces an offer to acquire, 20% or more of the Company's Common Stock. While not intended to prevent a takeover of the Company, the shareholder rights plan is designed to compel a potential acquiror to negotiate with the Company's Board of Directors. Further, the Company's Articles of Incorporation, as amended, and Amended and Restated By-Laws include provisions to reduce the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty and to permit the Company to indemnify its directors and officers to the fullest extent permitted by Pennsylvania law. See "Description of Capital Stock."

Continued Existence of a Control Group

     Assuming exercise of all of the Options and sale of the shares of Common Stock received thereupon by the Selling Stockholders, Christopher F. McConnell, the Company's Chairman of the Board, and all of the executive officers and directors of the Company, collectively, will beneficially own approximately 15.5% and 18.1%, respectively, of the Common Stock. Existing management will hold sufficient voting power to enable it to continue to exert significant influence over the business and affairs of the Company for the foreseeable future. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company.

Volatility of Stock Price

     The Company believes that a variety of factors could cause the price of the Company's Common Stock to fluctuate, perhaps substantially, including: announcements of developments related to the Company's business; quarterly fluctuations in the Company's actual or anticipated operating results and order levels; general conditions in the semiconductor and FPD industries or the worldwide economy; announcements of technological innovations; new products or product enhancements by the Company or its competitors; developments in patents or other intellectual property rights and litigation; and developments in the Company's relationships with its customers, distributors and suppliers. In addition, in recent years the stock market, in general, and the market for shares of small capitalization and semiconductor industry-related companies, in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of the Company's Common Stock. There can be no assurance that the market price of the Common Stock of the Company will not decline.
Shares Eligible for Future Sale

     Sales of shares of Common Stock in the public market following this offering by existing shareholders or option holders could adversely affect the market price of the Common Stock. Following completion of this offering, assuming exercise of all of the Options, 8,087,172 shares of Common Stock will be outstanding. Of these shares, 4,283,909 have been sold pursuant to registration statements filed under the Securities Act. Substantially all of the balance of such outstanding shares may be sold or may have been sold in the open market pursuant to the provisions of Rule 144 under the Securities Act. Under Rule 144 as currently in effect, these shares may be sold subject to volume limitations and certain other conditions imposed under such rule. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time.


                        USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock will be received by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares. The Company will receive, upon exercise of the Options, payment of the exercise price of the Options aggregating $648,962. See "Selling Shareholders."


                        DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development of its business. The declaration of any future dividends by the Company is within the discretion of the Board of Directors and will be dependent upon the earnings, financial condition and capital requirements of the Company, as well as any other factors deemed relevant by the Board of Directors.


                  DESCRIPTION OF CAPITAL STOCK

     Following the amendment of its Articles of Incorporation in April 1997, the Company's authorized capital stock consists of 30,000,000 shares of Common Stock, no par value per share, and 1,000,000 shares of Preferred Stock, no par value per share. As of July 21, 1997, 7,881,589 shares of Common Stock and no shares of Preferred Stock were outstanding. The rights of the Company's capital stock are defined by the Company's Articles of Incorporation, as amended (the "Articles"), as described below, as well as by the Company's Amended and Restated By-Laws (the "By-Laws") and the Pennsylvania Business Corporation Law, as amended. The following summary of certain provisions of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Articles and By-Laws, which are included as exhibits hereto. See "Recent Developments."

Common Stock

     The holders of the Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights with respect to any series of Preferred Stock that may be issued, holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors on the Common Stock out of funds legally available therefor and, in the event of a liquidation, dissolution or winding-up of the affairs of the Company, are entitled to share equally and ratably in all remaining assets and funds of the Company. The holders of the Common Stock have no preemptive rights or rights to convert shares of the Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of the Common Stock are fully paid and nonassessable by the Company.

Preferred Stock

     The Company, by resolution of the Board of Directors and without any further vote or action by the shareholders, has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix from time to time the number of shares to be included in each such series and the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each such series.
The ability of the Company to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of the Common Stock and could have the effect of making it more difficult for a person to acquire, or of discouraging a person from acquiring, control of the Company.
The Company has no present plans to issue any of the Preferred
Stock.

Anti-Takeover Provisions

     Certain provisions of the Articles and By-Laws may discourage certain transactions involving a change in control of the Company. For example, the Articles contain a provision which permits the Board to issue "blank check" Preferred Stock without shareholder approval. Further, provisions of the Pennsylvania Business Corporation Law prohibit the Company from engaging in certain business combinations with a holder of 20% or more of the Company's voting securities without super-majority board or shareholder approval and allow holders of voting stock of the Company to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of 20% of the voting stock of the Company). Fair value is defined as not less than the highest price paid by the acquiror during a certain 90-day period. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of holders of Common Stock.

Shareholder Rights Plan

     On April 24, 1997, the Company adopted a shareholder rights plan, providing for a dividend distribution of one right for each share of the Company's Common Stock to holders as of the close of business on May 9, 1997. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates, or announces an offer to acquire, 20% or more of the Company's Common Stock. The rights will expire on April 24, 2007. Each right will entitle the holder to buy one-hundredth of a share of a new series of preferred stock at a price of $180.
In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either the Company's Common Stock or shares in an acquiring entity at half of market value. The Company will generally be entitled to redeem the rights at $.001 per right at any time until the tenth day following the acquisition of 20% of its Common Stock. While not intended to prevent a takeover of the Company, the shareholder rights plan is designed to compel a potential acquiror to negotiate with the Company's Board of Directors.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


                SHARES ELIGIBLE FOR FUTURE SALE

     Following completion of this offering, assuming exercise of all of the Options, 8,087,172 shares of Common Stock will be outstanding. Of these shares, 4,283,909 have been sold pursuant to registration statements filed under the Securities Act. Substantially all of the balance of such outstanding shares may be sold in the open market pursuant to the provisions of Rule 144 under the Securities Act. Under Rule 144 as currently in effect, these restricted securities are eligible for public sale subject to the volume limitations and other conditions imposed by Rule 144.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned his or her shares for at least one year, including persons who may be deemed "affiliates" of the Company as that term is defined in the Securities Act, would be entitled to sell within any three month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume in such shares in the Nasdaq Stock Market during the four calendar weeks preceding the date on which notice of sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144 also permits, under ordinary circumstances, the sale of Common Stock without regard to the foregoing limitations by a person (or persons whose shares are aggregated) who is not an affiliate of the Company and who has satisfied a two year holding period requirement.

     An aggregate of 1,563,123 shares of Common Stock are reserved for issuance under the Company's stock option plans and pursuant to certain other stock options not granted under plans (including the Options). In addition, 293,789 shares of Common Stock are reserved for issuance under the Company's Employee Stock Purchase Plan and 150,000 shares of Common Stock are reserved for issuance under the Company's Non-Employee Directors' Stock Option Plan.


                      RECENT DEVELOPMENTS

Increase in Authorized Capital

     At the annual meeting of the Company's shareholders held on March 11, 1997, the shareholders of the Company approved an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock from 10,000,000 to 30,000,000. The amendment to the Articles of Incorporation became effective on April 16, 1997.

Adoption of Shareholder Rights Plan

     On April 24, 1997, the Company adopted a shareholder rights plan, providing for a dividend distribution of one right for each share of the Company's Common Stock to holders as of the close of business on May 9, 1997. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates, or announces an offer to acquire, 20% or more of the Company's Common Stock. The rights will expire on April 24, 2007. Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $180. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either the Company's Common Stock or shares in an acquiring entity at half of market value. The Company will generally be entitled to redeem the rights at $.001 per right at any time until the tenth day following the acquisition of 20% of its Common Stock. While not intended to prevent a takeover of the Company, the shareholder rights plan is designed to compel a potential acquiror to negotiate with the Company's Board of Directors.


                      SELLING SHAREHOLDERS

     The Shares being offered by the Selling Shareholders have been, or may be, acquired by certain employees, directors and former directors of the Company upon the exercise of the Options.

The Options

     The table below indicates with respect to each of the Options, the date of grant, number of shares of Common Stock subject to the grant the exercise price and the expiration date.
All of the Options are presently exercisable.


                                     Shares of
                                     Common
                                     Stock
                          Date of    Underlying  Exercise   Expiration
      Name                Grant      Options     Options    Date

                          -------    -------     -------    -------
Roger A. Carolin(1)       3/28/91    159,664       $2.40    3/31/01

Milton S.Stearns,Jr.(2)   12/9/94      3,326        7.52    12/8/04
                          11/3/95      8,317        7.52    11/2/05

Burton E.                 3/18/91      8,317        2.40    3/17/01
McGillivray(3)            6/11/93      2,488        2.40    6/10/03
                          9/25/94     14,144        7.52    9/24/04

Kevin Durr(4)            12/31/90      3,327         .24   12/31/97

John N. McConnell, Sr.(5)  3/3/96      3,000        7.52    3/31/06

Vincent L. Verdiani(6)     3/3/96      3,000        7.52    3/31/06


(1) The options indicated were granted pursuant to an agreement between the Company and Mr. Carolin entered into in connection with his compensation as President and Chief Executive Officer of the Company. The agreement provided for options to purchase 159,664 shares (post-split) at an exercise price of $2.40 per share (post-split). The split refers to the 3.326-for-1 common stock split effected on June 16, 1996.
(2) The options indicated were granted pursuant to an agreement between the Company and Mr. Stearns as part of his compensation for serving as a member of the Company's Board of Directors.
(3) The options indicated were granted pursuant to an agreement between the Company and Mr. McGillivray as part of his compensation for serving as a member of the Company's Board of Directors.
(4) The options indicated were granted pursuant to an agreement between the Company and Mr. Durr as part of his compensation as an employee of the Company. The agreement provided for options to purchase an aggregate of approximately 16,632 shares (post-split) at an exercise price of $.24 per share (post-split) becoming exercisable in installments over a period of five years. Mr. Durr has heretofore exercised a portion of such options, with the balance remaining indicated above.
(5) The options indicated were granted pursuant to an agreement between the Company and Mr. McConnell in connection with his retirement from the Company's Board of Directors and appointment as an Honorary Lifetime Director of the Company. The agreement provides for options to purchase 3,000 shares (post-split) at an exercise price of $7.52 per share (post-split).
(6) The options indicated were granted pursuant to an agreement between the Company and Mr. Verdiani in connection with his retirement from the Company's Board of Directors and appointment as an Honorary Lifetime Director of the Company. The agreement provides for options to purchase 3,000 shares (post-split) at an exercise price of $7.52 per share (post-split).

Security Ownership and Shares Offered

     The table below sets forth the name of each of the Selling Shareholders, the number of shares of Common Stock owned by each Selling Shareholder and the number of shares that may be sold pursuant to this Prospectus. The following table is based upon information furnished to the Company by the Selling Shareholders.

                           Shares                    Shares
                           Beneficially              Beneficially
                           Owned Prior to            Owned After the
                           Offering(1)(2)            Offering(1)(2)(3)
                           ---------------           -----------------
                                            Shares
      Name*                Number  Percent  Offered  Number  Percent
-------------------------  ------- -------  --------  ------  -------
Roger A. Carolin(4)        179,928   2.23%   159,664  20,264    **

Milton S Stearns,Jr.(5)    40,843     **     11,643   29,200    **

Burton E. cGillivray(6)    53,897     **     24,949   28,948    **

Kevin Durr(7)               4,827     **      3,327    1,500    **

John N. McConnell, Sr.(8) 237,135    3.01%    3,000  234,135   2.97%

Vincent L. Verdiani(9)     28,623     **      3,000   25,623   **
                                            -------
TOTAL SHARES OFFERED                        205,583

________________
* Unless otherwise indicated, the business address of each shareholder named in this table is CFM Technologies, Inc., 1336 Enterprise Drive, West Chester, PA 19380.
**   Less than 1%.
(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.
(2) Based on 7,881,589 shares outstanding as of July 21, 1997 and 8,087,172 shares to be outstanding after this offering, except that shares underlying options (including the Options) exercisable within 60 days are deemed to be outstanding for purposes of calculating the percentage owned by the holder of such options (including the Options).
(3)  Assumes that all of the Shares are sold.
(4) Consists of exercisable options to purchase 179,928 shares (including Options to purchase 159,664 shares). Mr. Carolin disclaims beneficial ownership of 56,159 shares owned by his wife, Helena Carolin.
(5) Includes 4,000 shares held in a trust of which Mr. Stearns is trustee and exercisable Options to purchase 11,643 shares.
(6) Includes 16,632 shares owned jointly with Mr. McGillivray's spouse and exercisable Options to purchase 24,949 shares.
(7)  Includes exercisable Options to purchase 3,327 shares.
(8) Includes 14,211 shares owned jointly with Mr. McConnell's spouse, 219,924 shares held in trust for Mr. McConnell's children and exercisable Options to purchase 3,000 shares.
(9) Includes 23,711 shares owned jointly with Mr. Verdiani's spouse and exercisable Options to purchase 3,000 shares.


Relationships Between the Company and the Selling Shareholders

     Roger A. Carolin has served the Company as a director since its inception in 1984 and as President and Chief Executive
Officer since April 1991.

     Milton S. Stearns, Jr. has been a director of the Company since December 1994.

     Burton E. McGillivray has been a director of the Company since 1990.

     Kevin Durr has been employed by the Company since November
1988 and currently serves as an Account Executive.

     John N. McConnell, Sr. served the Company as a Director from its inception in 1984 until March, 1996 and has been an Honorary Lifetime Director of the Company since March 1996. John N. McConnell, Sr. is the father of Christopher F. McConnell, a founder of the Company and currently the chairman of the Board of Directors of the Company. Honorary Lifetime Directors are not elected by the Company's shareholders, do not receive any compensation for their services as such and are not voting members of the Board of Directors.

     Vincent L. Verdiani served the Company as a Director from 1985 until March 1996 and has been an Honorary Lifetime Director of the Company since March 1996.


                      PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds of the sale of the Shares by the Selling Shareholders. The Company will receive, upon exercise of the Options, the exercise price for the Options, aggregating $648,962. The Shares may be sold from time to time to purchasers directly by the Selling Shareholder. Alternatively, the Selling Shareholders may from time to time offer the Shares through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Shareholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the Shares may be deemed to be "underwriters," and any profits on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Shareholders may be deemed to be underwriters, the Selling Shareholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     Any distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods without limitation: (i) to underwriters who will acquire Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time); (ii) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (v) an exchange distribution in accordance with the rules of such exchange; (vi) face-to-face transactions between sellers and purchasers without a broker or dealer; (vii) through the writing of options; and (viii) other legally available means. In addition, the Shares may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     There is no assurance that the Selling Shareholders will sell any or all of the Shares or that any of the Selling
Shareholders will not transfer, devise or gift such Shares by other means not described herein.

     Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

     At the time a particular offering of Shares is made, to the extent required, a revised Prospectus or Prospectus Supplement will be distributed which will set forth the amount of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, brokers, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised Prospectus or Prospectus Supplement and, if necessary, a post-effective amendment to the registration statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Shares.

     The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M (promulgated under the Exchange Act), which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock for a specified period of time prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.

     The Company has agreed that all costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. The Selling Shareholders will, however, bear the expense of any transfer taxes and underwriting discounts and commissions applicable to the Shares sold by it. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities under the Securities Act.


                         LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll,
Philadelphia, Pennsylvania.


                            EXPERTS

     The consolidated balance sheets as of October 31, 1995 and 1996 and the consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended October 31, 1996, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, included in the Annual Report on Form 10-K for the fiscal year ended October 31, 1996.
                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 14.  Other Expenses of Issuance and Distribution.

          The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby which shall be borne by the Company. All of the expenses listed below, except the Securities and Exchange Commission Registration Fee, represent estimates only.


    SEC Registration Fee                                $ 1,872.83
    Accountants' Fees and Expenses                      $ 3,500.00*
    Legal Fees and Expenses                             $11,000.00*
    Miscellaneous Fees and Expenses                     $   500.00*
                                                        ----------
             TOTAL                                      $16,872.83*

                                                        *Estimated


     Item 15.  Indemnification of Directors and Officers.

     The registrant's Articles of Incorporation, as amended, and Amended and Restated By-Laws include provisions (i) to reduce the personal liability of the registrant's directors for monetary damages resulting from breaches of their fiduciary duty and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by Pennsylvania law. In addition, the Company maintains directors and officers liability insurance.


     Item 16.  Exhibits.

Exhibit
Number         Description
-------        -----------
3.1            Articles of Incorporation, as amended
               (incorporated by reference to Exhibit 3.1 to
               Registration Statement on Form S-1, Reg. No. 333-
               20325)

3.2            Articles of Amendment to Articles of
               Incorporation, effective April 18, 1997

3.3            Statement with Respect to Shares, filed
               May 1, 1997 (Incorporation by reference to
               Exhibits 1 and 2 to the registration statement on Form 8-A dated April 24, 1997.)

3.4            Amended and Restated Bylaws
               (incorporated by reference to Exhibit 3.2 to
               Registration Statement on Form S-1, Reg. No. 333-
               20325)

4              Specimen copy of Common Stock
               Certificate (incorporated by reference to Exhibit
               4 to Registration Statement on Form S-1, Reg.
               No. 333-20325)

5              Opinion of Ballard Spahr Andrews &
               Ingersoll

23.1           Consent of Arthur Andersen LLP

23.2           Consent of Ballard Spahr Andrews &
               Ingersoll (contained in Exhibit 5)

24 Power of Attorney (included on signature page of Registration Statement)

99.1           Option Agreement, dated March 28, 1991, between
               CFM and Roger A. Carolin


     Item 17.  Undertakings.


     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by
     Section 10(a)(3) of the Securities Act of 1933, as amended
     (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, That paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     D.   The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of West Chester, Commonwealth of Pennsylvania, on August28, 1997.


                                   CFM TECHNOLOGIES, INC.


                                   By: /s/ Roger A. Carolin
                                       ------------------------
                                        Roger A. Carolin,
                                        President and
                                        Chief Executive Officer

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher F. McConnell, Roger A. Carolin and Lorin J. Randall, and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


      Signature                 Title                      Date
---------------              -----------------          ---------------

/s/Christopher F. McConnell  Chairman of the            August 28, 1997
---------------------------  Board of Director
Christopher F. McConnell


/s/ Roger A. Carolin         President, Chief           August 28, 1997
---------------------------  Executive Officer
Roger A. Carolin             and Director
                             (Principal
                             Executive Officer)

/s/ Lorin J. Randall         Vice President,            August 28, 1997
---------------------------  Chief Financial
Lorin J. Randall             Officer, Treasurer
                             and Secretary
                             (Principal
                             Financial Officer)



/s/ James Kim                Director                   August 28, 1997
---------------------------
James Kim


/s/ Brad Mattson             Director                   August 28, 1997
---------------------------
Brad Mattson


/s/ Burton E. McGillivray    Director                   August 28, 1997
---------------------------
Burton E. McGillivray


/s/ Milton S. Stearns, Jr.   Director                   August 28, 1997
---------------------------
Milton S. Stearns, Jr.

                            EXHIBIT INDEX


Exhibit
Number         Description
-------        -----------
3.1            Articles of Incorporation, as amended
               (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1, Reg. No. 333-20325)

3.2            Articles of Amendment to Articles of
               Incorporation, effective April 18, 1997

3.3            Statement with Respect to Shares, filed
               May 1, 1997 (Incorporation by reference to
               Exhibits 1 and 2 to the registration statement on Form 8-A dated April 24, 1997.)

3.4 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1, Reg. No. 333-20325)

4              Specimen copy of Common Stock Certificate
               (incorporated by reference to Exhibit 4 to Registration Statement on Form S-1, Reg. No. 333-20325)

5              Opinion of Ballard Spahr Andrews & Ingersoll

23.1           Consent of Arthur Andersen LLP

23.2           Consent of Ballard Spahr Andrews & Ingersoll
               (contained in Exhibit 5)

24 Power of Attorney (included on signature page of Registration Statement)

99.1           Option Agreement, dated March 28, 1991, between CFM and
               Roger A. Carolin